                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                               DiaSys Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    252838107
                                 (CUSIP Number)

                                Morris Silverman
                          c/o MS Management Corporation
                           790 Estate Drive, Suite 100
                            Deerfield, Illinois 60015
                                 (847) 919-4807
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                December 17, 2002
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (however, see the Notes).

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Morris Silverman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    781,250
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    1,377,256

                         9    SOLE DISPOSITIVE POWER

                              781,250

                        10    SHARED DISPOSITIVE POWER

                              1,377,256

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,158,506

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     20.22%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Silverman Family Trust U/A 12/13/90 (the "Silverman Trust")

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     Illinois

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    1,377,256

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              1,377,256

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,377,256

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.90%

14   TYPE OF REPORTING PERSON

     OO

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Marshall Witzel

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    266,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              266,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     266,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.49%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J. Virgil Waggoner

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    450,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              450,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     450,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.26%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     BH Capital Investments, L.P. ("BH Capital")

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     Ontario, Canada

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    309,667

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              309,667

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     309,667

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.90%

14   TYPE OF REPORTING PERSON

     PN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Excalibur Limited Partnership ("Excalibur")

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     Ontario, Canada

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    309,667

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              309,667

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     309,667

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.90%

14   TYPE OF REPORTING PERSON

     PN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Jeff Silverman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    125,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              125,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     125,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.17%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Ron Foreman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    100,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              100,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .94%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Howard Bloom

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    31,200
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              31,200

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,200

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .29%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     David Bloom

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    3,500
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              3,500

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,500

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .03%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Alexi Bloom

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    5,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              5,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .05%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Mark LeBoyer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    25,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              25,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .23%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Ken Silverman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    50,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              50,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .47%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Ken Grossman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    61,700
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              61,700

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     61,700

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .57%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Richard Kushnir

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    55,500
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              55,500

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     55,500

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .52%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Steve Witzel

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    5,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              5,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .04%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Morris Trust dated 12/31/92 (the "Morris Trust")

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    60,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              60,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     60,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .56%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Tamara Kushnir

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    10,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              10,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .09%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Judd Mills

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    10,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              10,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .09%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Mills Investment Corp.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    22,800

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              22,800

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,800

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .21%

14   TYPE OF REPORTING PERSON

     CO

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Martin Gurvey

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    10,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              10,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .09%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Betty Sobelman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    5,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              5,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .05%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Joan Witt

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    7,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              7,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .07%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Rudy Langer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    7,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              7,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .07%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Marge Root

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    780
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              780

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     780

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .01%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Kitty Wood

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    2,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              2,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .02%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Checco Family Trust

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    1,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              1,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .01%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Emanuel Tabachnik

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    22,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              22,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     22,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .21%

14   TYPE OF REPORTING PERSON

     IA

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Philip Freedberg

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    2,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              2,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .02%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Corinne Freedberg

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    4,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              4,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .04%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Ellen Wiselman Irrevocable Trust (the "Wiselman Trust")

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    7,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              7,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .07%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Howard Freedberg

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    67,500
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              67,500

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     67,500

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .63%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Danielle Auslander Custodianship Account

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    2,700
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              2,700

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,700

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .03%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Michelle Auslander Custodianship Account

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    2,700
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              2,700

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,700

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .03%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Zachary Auslander Custodianship Account

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    1,000
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    0

                         9    SOLE DISPOSITIVE POWER

                              1,000

                        10    SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .01%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Essex Radez Company

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    71,000

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              71,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .67%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

1    NAMES OF REPORTING PERSONS S.S. OR
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Millenium Trust

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  /X/
                                                                      (b)  / /
3    SEC USE ONLY

4    SOURCE OF FUNDS

     PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2 (e)                                       / /

6    CITIZENSHIP OF PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES         7    SOLE VOTING POWER
  BENEFICIALLY
     OWNED                    0
    BY EACH
   REPORTING             8    SHARED VOTING POWER
    PERSON
     WITH:                    44,320

                         9    SOLE DISPOSITIVE POWER

                              0

                        10    SHARED DISPOSITIVE POWER

                              44,320

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,320

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .42%

14   TYPE OF REPORTING PERSON

     IN

SCHEDULE 13D
CUSIP No.
252838107

Item 1.   Security and Issuer.

          Common Stock, par value $0.001 per share ("Common Stock")

          DiaSys Corporation (the "Issuer")
          81 West Main Street
          Waterbury, Connecticut 06702

Item 2.   Identity and Background.

          (a) This Schedule 13D is being jointly filed by each of the following persons: Danielle Auslander, Michelle Auslander, Zachary Auslander, BH Capital, Alexi Bloom, David Bloom, Howard Bloom, Checco Family Trust, Essex Radez Company, Excalibur, Ron Foreman, Corinne Freedberg, Howard Freedberg, Philip Freedberg, Ken Grossman, Martin Gurvey, Richard Kushnir, Tamara Kushnir, Rudy Langer, Mark LeBoyer, Millenium Trust, Judd Mills, Mills Investment Corp., the Morris Trust, Marge Root, Jeff Silverman, Ken Silverman, Morris Silverman, the Silverman Trust, Betty Sobelman, Emanuel Tabachnik, J. Virgil Waggoner, the Wiselman Trust, Joan Witt, Marshall Witzel, Steve Witzel and Kitty Wood (collectively, the "Filing Persons") pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to
               Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) Present Principal Occupation and Address of Principal Business Location or Principal Office:

               (1)  Morris Silverman:Businessman

                    c/o MS Management Corporation
                    790 Estate Drive, Suite 100
                    Deerfield, Illinois 60015

               (2)  Marshall Witzel: Businessman

                    2445 Hybernia
                    Highland Park, Illinois 60035

               (3)  J. Virgil Waggoner: Businessman

                    c/o JVW Investments, Ltd.
                    1111 Bagby Street, Suite 2420
                    Houston, Texas 77002

               (4)  BH Capital: an Ontario, Canada limited partnership

                    175 Bloor Street East
                    South Tower, 7th Floor
                    Toronto, Ontario M4W 3R8
                    Canada

               (5)  Excalibur: an Ontario, Canada limited partnership

                    33 Prince Arthur Avenue
                    Toronto, Ontario M5R 1B2
                    Canada

               (6)  Howard Bloom: Businessman

                    5550 W. Touhy Avenue, Suite 300
                    Chicago, Illinois 60077

               (7)  Mark LeBoyer: Businessman

                    c/o MS Management Corporation
                    790 Estate Drive, Suite 100
                    Deerfield, Illinois 60015

               (8)  Jeff Silverman: Businessman

                    c/o MS Management Corporation
                    790 Estate Drive, Suite 100
                    Deerfield, Illinois 60015

               (9)  Ken Silverman: Businessman

                    c/o MS Management Corporation
                    790 Estate Drive, Suite 100
                    Deerfield, Illinois 60015

               (10) Ron Foreman: Businessman

                    899 Skokie Blvd., Suite 314
                    Northbrook, Illinois 60062

               (11) Richard Kushnir: Businessman

                    1901 Raymond Drive
                    Northbrook, Illinois 60062

               (12) Steve Witzel: Doctor

                    4646 N. Marine Drive
                    Chicago, Illinois 60640

               (13) Tamara Kushnir: Student

                    1901 Raymond Drive
                    Northbrook, Illinois 60062

               (14) Morris Trust: Revocable trust

                    120 S. LaSalle, Suite 1340
                    Chicago, Illinois 60603

               (15) Ken Grossman: Businessman

                    225 W. Hubbard Street, Suite 600
                    Chicago, Illinois 60610

               (16) Judd Mills: Businessman

                    12261 Fairway Point Row
                    San Diego, California 92128

               (17) The Silverman Trust: an Illinois trust

                    c/o MS Management Corporation
                    790 Estate Drive, Suite 100
                    Deerfield, Illinois 60015

               (18) Mills Investment Corp., a California corporation

                    12261 Fairway Point Row
                    San Diego, California 92128

               (19) Rudy Langer: Businessman

                    548 Rivershire Pl.
                    Lincolnshire, Illinois 60069

               (20) Martin Gurvey: Businessman

                    1901 Raymond Drive
                    Northbrook, Illinois 60062

               (21) Joan Witt: Retired

                    12266 King's Gate Square
                    San Diego, California 92128

               (22) Emanuel Tabachnik: Investment Manager

                    930 Fisher Lane
                    Winnetka, Illinois 60093

               (23) Corinne Freedberg: Housewife

                    1175 Lake Cook Road
                    Northbrook, Illinois 60062

               (24) Philip Freedberg: Broker & Manufacturer's Rep.

                    1175 Lake Cook Road
                    Northbrook, Illinois 60062

               (25) Howard Freedberg: Orthopedic Surgeon

                    4511 Deer Trail
                    Northbrook, Illinois 60062

               (26) Wiselman Trust: Trust for Veterinary Assistant

                    412 Laurel Avenue
                    Wilmette, Illinois 60091

               (27) Michelle Auslander Cust. Account

                    9185 Rose Terrace
                    Riverwoods, Illinois 60015

               (28) Zachary Auslander Cust. Account

                    9185 Rose Terrace
                    Riverwoods, Illinois 60015

               (29) Essex Radez Company, an Illinois corporation

                    440 S. LaSalle St., Room 1557
                    Chicago, Illinois 60605

               (30) Millenium Trust, an Illinois trust

                    900 Asbury Drive
                    Buffalo Grove, Illinois 60089

               (31) Betty Sobelman: Businesswoman

                    1901 Raymond Drive
                    Northbrook, Illinois 60062

               (32) Checco Family Trust, a California trust

                    12119 Caminito Corriente
                    San Diego, California 92128

               (33) Kitty Wood: Retired

                    12655 Treehill Place
                    Poway, California 92064

               (34) Marge Root: Retired

                    17562 Bocage Point
                    San Diego, California 92128

               (35) David Bloom: Student

                    5550 W. Touhy Avenue, Suite 300
                    Chicago, Illinois 60077

               (36) Alexi Bloom: Student

                    5550 W. Touhy Avenue, Suite 300
                    Chicago, Illinois 60077

               (37) Danielle Auslander Cust. Account

                    9185 Rose Terrace
                    Riverwoods, Illinois 60015

          (c) During the past five years, none of the Filing Persons has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors.

          (d) During the last five years, none of the Filing Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he or it was or is subject to (i) a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or (ii) a finding of any violation with respect to such laws.

          (e) The Silverman Trust, Millenium Trust, Morrie Trust and Wiselman Trust are trusts organized under the laws of the State of Illinois. The Checco Family Trust is a trust organized under the laws of California. BH Capital and Excalibur are Ontario, Canada limited partnerships. Mills Investment Corp. is a corporation organized under the laws of California. Essex Radez Company is a corporation organized under the laws of Illinois.

               The following are citizens of the United States: Danielle Auslander, Michelle Auslander, Zachary Auslander, Alexi Bloom, David Bloom, Howard Bloom, Ron Foreman, Corinne Freedberg, Howard Freedberg, Philip Freedberg, Ken Grossman, Martin Gurvey, Richard Kushnir, Tamara Kushnir, Rudy Langer, Mark LeBoyer, Judd Mills, Marge Root, Morris Silverman, Jeff Silverman, Ken Silverman, Betty Sobelman, J. Virgil Waggoner, Joan Witt, Marshall Witzel, Steve Witzel and Kitty Wood.

Item 3.   Source and Amount of Funds or Other Consideration.

          (1) All of the Filing Persons used personal funds to purchase their shares of the Issuer's common stock.

Item 4.   Purpose of Transaction.

     The Filing Persons jointly filing this Schedule 13D are stockholders of the Issuer who are concerned about the poor performance and serious deficiencies of the Issuer's management in recent years and the failure of present management and the Issuer's Board of Directors to develop the Issuer. The Filing Persons have entered into a Joint Filing Agreement, dated as of December 17, 2002, a copy of which is filed with this Schedule 13D as Exhibit A, under which the Filing Persons have agreed to file this Statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The Filing Persons are members of a group entitled the "Committee of Concerned Shareholders" which has agreed to act for the purposes of conducting a proxy contest to effect a change in the Issuer's Board of Directors. Specifically, the Filing Persons intend to seek the election of Messrs. Sherwin Gilbert, Ken Grossman, Morris Silverman, Robert Wigoda, Gregg Witchel and Marshall Witzel to the Issuer's Board of Directors.

     Other than as disclosed above, none of the Filing Persons has any definite plans regarding an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or a sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries. Each Filing Person reserves the right to acquire additional shares of Common Stock, to dispose of shares of Common Stock or to formulate other purposes, plans or proposals deemed advisable regarding the Company. Furthermore, each Filing Person reserves the right to change his, her or its intentions as expressed in this Item 4 or take action other than the possible actions enumerated in this
Item 4.

Item 5.   Interest in Securities of the Issuer.

          (a) The share ownership percentages described in this Schedule 13D are based on 10,674,971 shares of the Issuer's common stock being outstanding as of September 30, 2002, as reported by the Issuer in its quarterly report on Form 10-QSB for the quarterly period ending September 30, 2002 filed with the Securities and Exchange Commission on November 14, 2002.

               (1) The following table reflects the ownership of shares of the Issuer's Common Stock owned by the Filing Persons as a group. The table excludes shares which are indirectly owned where the direct owner is also a Filing Person, and therefore may not reflect all shares beneficially owned by each individual Filing Person; see Items (2) through (8) below for further information concerning beneficial ownership:

                                                                               Number of
               Name                                                              Shares            Percentage
               ----                                                            ---------           ----------
               Danielle Auslander Custodianship Account                            2,700             .03%
               Michelle Auslander Custodianship Account                            2,700             .03%
               Zachary Auslander Custodianship Account                             1,000             .01%
               BH Capital Investments, L.P.                                      309,667            2.90%
               Alexi Bloom                                                         5,000             .05%
               David Bloom                                                         3,500             .03%
               Howard Bloom                                                       31,200             .29%
               Checco Family Trust                                                 1,000             .01%
               Essex Radez Company                                                71,000             .67%
               Excalibur Limited Partnership                                     309,667            2.90%
               Ron Foreman                                                       100,000             .94%
               Corinne Freedberg                                                   4,000             .04%
               Howard Freedberg                                                   67,500             .63%
               Philip Freedberg                                                    2,000             .02%
               Ken Grossman                                                       61,700             .57%
               Martin Gurvey                                                      10,000             .09%
               Richard Kushnir                                                    55,500             .52%
               Tamara Kushnir                                                     10,000             .09%
               Rudy Langer                                                         7,000             .07%
               Mark LeBoyer                                                       25,000             .23%
               Millenium Trust                                                    44,320             .42%
               Mills Investment Corp.                                             22,800             .21%
               Judd Mills                                                         10,000             .09%
               Morris Trust dated 12/31/92                                        60,000             .56%
               Marge Root                                                            780             .01%
               Silverman Family Trust U/A 12/13/90                             1,377,256           12.90%
               Jeff Silverman                                                    125,000            1.17%
               Ken Silverman                                                      50,000             .47%
               Morris Silverman                                                  781,250            7.32%
               Betty Sobelman                                                      5,000             .05%
               Emanuel Tabachnik                                                  22,000             .21%
               J. Virgil Waggoner                                                450,000            4.26%
               Ellen Wiselman Irrevocable Trust                                    7,000             .07%
               Joan Witt                                                           7,000             .07%
               Marshall Witzel                                                   266,000            2.49%
               Steve Witzel                                                        5,000             .05%
               Kitty Wood                                                          2,000             .02%
                                                                               ---------           -----
                                                                               4,315,540           40.49%
                                                                               =========           =====

          (2) Danielle Auslander: Ms. Auslander beneficially owns 2,700 shares of the Issuer's common stock, all of which she owns directly through a custodianship account.

          (3) Michelle Auslander: Ms. Auslander beneficially owns 2,700 shares of the Issuer's common stock, all of which she owns directly through a custodianship account.

          (4) Zachary Auslander: Mr. Auslander beneficially owns 1,000 shares of the Issuer's common stock, all of which he owns directly through a custodianship account.

          (5) BH Capital: BH Capital beneficially owns 309,667 shares of the Issuer's common stock, all of which it owns directly.

          (6) Alexi Bloom: Ms. Bloom beneficially owns 5,000 shares of the Issuer's common stock, all of which she owns directly.

          (7) David Bloom: Mr. Bloom beneficially owns 3,500 shares of the Issuer's common stock, all of which he owns directly.

          (8) Howard Bloom: Mr. Bloom beneficially owns 31,200 shares of the Issuer's common stock, all of which she owns directly.

          (9) Checco Family Trust: The Checco Family Trust beneficially owns 1,000 shares of the Issuer's common stock, all of which it owns directly.

          (10) Essex Radez Company: Essex Radez Company beneficially owns 71,000 shares of the Issuer's common stock, all of which it owns directly.

          (11) Excalibur: Excalibur beneficially owns 309,667 shares of the Issuer's common stock, all of which it owns directly.

          (12) Ron Foreman: Mr. Foreman beneficially owns 100,000 shares of the Issuer's common stock, all of which he owns directly.

          (13) Corinne Freedberg: Ms. Freedberg beneficially owns 4,000 shares of the Issuer's common stock, all of which she owns directly.

          (14) Howard Freedberg: Mr. Freedberg beneficially owns 67,500 shares of the Issuer's common stock, all of which he owns directly.

          (15) Philip Freedberg: Mr. Freedberg beneficially owns 2,000 shares of the Issuer's common stock, all of which he owns directly.

          (16) Ken Grossman: Mr. Grossman beneficially owns 61,700 shares of the Issuer's common stock, all of which he owns directly.

          (17) Martin Gurvey: Mr. Gurvey beneficially owns 10,000 shares of the Issuer's common stock, all of which he owns directly.

          (18) Richard Kushnir:Mr. Kushnir beneficially owns 55,500 shares of the Issuer's common stock, all of which he owns directly.

          (19) Tamara Kushnir: Ms. Kushnir beneficially owns 10,000 shares of the Issuer's common stock, all of which she owns directly.

          (20) Rudy Langer: Mr. Langer beneficially owns 7,000 shares of the Issuer's common stock, all of which he owns directly.

          (21) Mark LeBoyer: Mr. LeBoyer beneficially owns 25,000 shares of the Issuer's common stock, all of which he owns directly.

          (22) Millenium Trust: The Millenium Trust beneficially owns 44,320 shares of the Issuer's common stock, all of which it owns directly.

          (23) Judd Mills: Mr. Mills beneficially owns 10,000 shares of the Issuer's common stock, all of which he owns directly. Mr. Mills disclaims beneficial ownership of shares held by other Filing Persons.

          (24) Mills Investment Corp.: Mills Investment Corp. beneficially owns 22,800 shares of the Issuer's common stock, all of which it owns directly.

          (25) Morris Trust: The Morris Trust beneficially owns 60,000 shares of the Issuer's common stock, all of which it owns directly.

          (26) Marge Root: Ms. Root beneficially owns 780 shares of the Issuer's common stock, all of which she owns directly.

          (27) Jeff Silverman: Mr. Silverman beneficially owns 125,000 shares of the Issuer's common stock, all of which he owns directly.

          (28) Ken Silverman: Mr. Silverman beneficially owns 50,000 shares of the Issuer's common stock, all of which he owns directly.

          (29) Morris Silverman: Mr. Silverman beneficially owns 781,250 shares of the Issuer's common stock, all of which he owns directly. Mr. Silverman disclaims beneficial ownership of shares held by other Filing Persons.

          (30) Silverman Family Trust: The Silverman Family Trust beneficially owns 1,377,256 shares of the Issuer's common stock, all of which it owns directly.

          (31) Betty Sobelman: Ms. Sobelman beneficially owns 5,000 shares of the Issuer's common stock, all of which she owns directly.

          (32) Emanuel Tabachnik: Mr. Tabachnik beneficially owns 22,000 shares of the Issuer's common stock, all of which are indirectly owned through the Emanuel Tabachnik Profit Sharing Plan.

          (33) J. Virgil Waggoner: Mr. Waggoner beneficially owns 450,000 shares of the Issuer's common stock, all of which he owns directly.

          (34) Wiselman Trust: The Wiselman Trust beneficially owns 7,000 shares of the Issuer's common stock, all of which it owns directly.

          (35) Joan Witt: Ms. Witt beneficially owns 7,000 shares of the Issuer's common stock, all of which she owns directly.

          (36) Marshall Witzel: Mr. Witzel beneficially owns 266,000 shares of the Issuer's common stock, all of which he owns directly.

          (37) Steve Witzel: Mr. Witzel beneficially owns 5,000 shares of the Issuer's common stock, all of which he owns directly.

          (38) Kitty Wood: Ms. Wood beneficially owns 2,000 shares of the Issuer's common stock, all of which she owns directly.

          (b) The number of shares of the Issuer's common stock that each Filing Person had the sole power to vote or direct the vote, shared power to vote or direct the vote, and sole or shared power to dispose of or direct the disposition of Issuer's common stock as of the date hereof is as follows:

          (1) Danielle Auslander: has the sole power to direct the vote of and dispose of 700 shares of the Issuer's common stock.

          (2) Michelle Auslander: has the sole power to direct the vote of and dispose of 2,700 shares of the Issuer's common stock.

          (3) Zachary Auslander: has the sole power to direct the vote of and dispose of 1,000 shares of the Issuer's common stock.

          (4) BH Capital: has the shared power to direct the vote of and dispose of 309,667 shares of the Issuer's common stock.

          (5) Alexi Bloom: has the sole power to direct the vote of and dispose of 5,000 shares of the Issuer's common stock.

          (6) David Bloom: has the sole power to direct the vote of and dispose of 3,500 shares of the Issuer's common stock.

          (7) Howard Bloom: has the sole power to direct the vote of and dispose of 31,200 shares of the Issuer's common stock.

          (8) Checco Family Trust: has the sole power to direct the vote of and dispose of 1,000 shares of the Issuer's common stock.

          (9) Essex Radez Company: has the sole power to direct the vote of and dispose of 71,000 shares of the Issuer's common stock.

          (10) Excalibur: has the shared power to direct the vote of and dispose of 309,667 shares of the Issuer's common stock.

          (11) Ron Foreman: has the sole power to direct the vote of and dispose of 100,000 shares of the Issuer's common stock.

          (12) Corinne Freedberg: has the sole power to direct the vote of and dispose of 4,000 shares of the Issuer's common stock.

          (13) Howard Freedberg: has the sole power to direct the vote of and dispose of 67,500 shares of the Issuer's common stock.

          (14) Philip Freedberg: has the sole power to direct the vote of and dispose of 2,000 shares of the Issuer's common stock.

          (15) Ken Grossman: has the sole power to direct the vote of and dispose of 61,700 shares of the Issuer's common stock.

          (16) Martin Gurvey: has the sole power to direct the vote of and dispose of 10,000 shares of the Issuer's common stock.

          (17) Richard Kushnir:has the sole power to direct the vote of and dispose of 55,500 shares of the Issuer's common stock.

          (18) Tamara Kushnir: has the sole power to direct the vote of and dispose of 10,000 shares of the Issuer's common stock.

          (19) Rudy Langer: has the sole power to direct the vote of and dispose of 7,000 shares of the Issuer's common stock.

          (20) Mark LeBoyer: has the sole power to direct the vote of and dispose of 25,000 shares of the Issuer's common stock.

          (21) Millenium Trust: has the sole power to direct the vote of and dispose of 44,320 shares of the Issuer's common stock.

          (22) Judd Mills: has the sole power to direct the vote of and dispose of 10,000 shares of the Issuer's common stock.

          (23) Mills Investment Corp.: has the shared power to direct the vote of and dispose of 22,800 shares of the Issuer's common stock.

          (24) Morris Trust: has the sole power to direct the vote of and dispose of 60,000 shares of the Issuer's common stock.

          (25) Marge Root: has the sole power to direct the vote of and dispose of 780 shares of the Issuer's common stock.

          (26) Jeff Silverman: has the sole power to direct the vote of and dispose of 125,000 shares of the Issuer's common stock.

          (27) Ken Silverman: has the sole power to direct the vote of and dispose of 50,000 shares of the Issuer's common stock.

          (28) Morris Silverman: has the sole power to direct the vote of and dispose of 781,250 shares of the Issuer's common stock.

          (29) Silverman Family Trust: has the sole power to direct the vote of and dispose of 1,377,256 shares of the Issuer's common stock.

          (30) Betty Sobelman: has the sole power to direct the vote of and dispose of 5,000 shares of the Issuer's common stock.

          (31) Emanuel Tabachnik: has the sole power to direct the vote of and dispose of 22,000 shares of the Issuer's common stock.

          (32) J. Virgil Waggoner: has the sole power to direct the vote of and dispose of 450,000 shares of the Issuer's common stock.

          (33) Wiselman Trust: has the sole power to direct the vote of and dispose of 7,000 shares of the Issuer's common stock.

          (34) Joan Witt: has the sole power to direct the vote of and dispose of 7,000 shares of the Issuer's common stock.

          (35) Marshall Witzel: has the sole power to direct the vote of and dispose of 266,000 shares of the Issuer's common stock.

          (36) Steve Witzel: has the sole power to direct the vote of and dispose of 5,000 shares of the Issuer's common stock.

          (37) Kitty Wood: has the sole power to direct the vote of and dispose of 2,000 shares of the Issuer's common stock.

          (c) The following Filing Persons effected transactions with Issuer's common stock during the past sixty (60) days:

               Ron Foreman sold an aggregate of 60,000 shares of Issuer's common stock in a series of transactions that occurred during December 9, 2002, through December 13, 2002, for approximately $0.74 per share.

               Ken Grossman sold 40,000 shares of Issuer's common stock on December 12, 2002, for approximately $0.74 per share.

          (d) No person, other than a Filing Person, is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the shares of the Issuer's common stock beneficially owned by the Filing Persons.

          (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Silverman Trust purchased 977,256 shares of the Issuer's common stock at a purchase price of $0.673 per share pursuant to that certain Stock Purchase Agreement dated as of April 1, 2002 among the Issuer, the officers and directors of the Issuer, the Trust, BH Capital Investments, L.P. and Excalibur Limited Partnership. The purpose of the Stock Purchase Agreement was to facilitate the sale of an aggregate of 2,228,812 shares of the Issuer's common stock.

     Morris Silverman purchased 781,250 shares of the Issuer's common stock at a purchase price of $0.64 per share and acquired warrants to purchase an additional 117,188 shares of the Issuer's common stock at an exercise price of $0.88 per share pursuant to that certain Securities Agreement dated as of June 27, 2002 between Morris Silverman and the Issuer.

Item 7.   Material to be filed as Exhibits.

     A joint filing statement is filed as Exhibit A to this Schedule 13D.

Signatures

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 17, 2002

                                   Danielle Auslander Custodianship Account

                                   By:  /s/ Roberta Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   Michelle Auslander Custodianship Account

                                   By:  /s/ Roberta Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   Zachary Auslander Custodianship Account

                                   By:  /s/ Nathan Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   BH Capital Investments, L.P., an Ontario,
                                   Canada limited partnership

                                   By:  /s/ Henry Brachfeld
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   /s/ Alexi Bloom
                                   ---------------------------------------------
                                   Alexi Bloom

                                   /s/ David Bloom
                                   ---------------------------------------------
                                   David Bloom

                                   /s/ Howard Bloom
                                   ---------------------------------------------
                                   Howard Bloom

                                   Checco Family Trust

                                   By:  /s/ James Checco
                                        ----------------------------------------

                                   Its: Trustee

                                   Essex Radez Company

                                   By:  /s/ Steve Radez
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   Excalibur Limited Partnership, an Ontario,
                                   Canada limited partnership

                                   By:  /s/ William Hechter
                                        ----------------------------------------

                                   Its: Director
                                        ----------------------------------------

                                   /s/ Ron Foreman
                                   ---------------------------------------------
                                   Ron Foreman

                                   /s/ Corinne Freedberg
                                   ---------------------------------------------
                                   Corinne Freedberg

                                   /s/ Howard Freedberg
                                   ---------------------------------------------
                                   Howard Freedberg

                                   /s/ Philip Freedberg
                                   ---------------------------------------------
                                   Philip Freedberg

                                   /s/ Ken Grossman
                                   ---------------------------------------------
                                   Ken Grossman

                                   /s/ Martin Gurvey
                                   ---------------------------------------------
                                   Martin Gurvey

                                   /s/ Richard Kushnir
                                   ---------------------------------------------
                                   Richard Kushnir

                                   /s/ Tamara Kushnir
                                   ---------------------------------------------
                                   Tamara Kushnir

                                   /s/ Rudy Langer
                                   ---------------------------------------------
                                   Rudy Langer

                                   /s/ Mark LeBoyer
                                   ---------------------------------------------
                                   Mark LeBoyer

                                   Millenium Trust

                                   By:  /s/ Craig Rappin
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Judd Mills
                                   ---------------------------------------------
                                   Judd Mills

                                   Mills Investment Corp.

                                   By:  /s/ Steven Mills
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   Morris Trust dated 12/31/92

                                   By:  /s/ Morris Weiser
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Marge Root
                                   ---------------------------------------------
                                   Marge Root

                                   /s/ Jeff Silverman
                                   ---------------------------------------------
                                   Jeff Silverman

                                   /s/ Ken Silverman
                                   ---------------------------------------------
                                   Ken Silverman

                                   /s/ Morris Silverman
                                   ---------------------------------------------
                                   Morris Silverman

                                   The Silverman Family Trust dated 12/13/90

                                   By:  /s/ Morris Silverman
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Betty Sobelman
                                   ---------------------------------------------
                                   Betty Sobelman

                                   /s/ Emanuel Tabachnik
                                   ---------------------------------------------
                                   Emanuel Tabachnik

                                   /s/ J. Virgil Waggoner
                                   ---------------------------------------------
                                   J. Virgil Waggoner

                                   Wiselman Irrevocable Trust

                                   By:  /s/ Lori Komisar
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Joan Witt
                                   ---------------------------------------------
                                   Joan Witt

                                   /s/ Marshall Witzel
                                   ---------------------------------------------
                                   Marshall Witzel

                                   /s/ Steve Witzel
                                   ---------------------------------------------
                                   Steve Witzel

                                   /s/ Kitty Wood
                                   ---------------------------------------------
                                   Kitty Wood

                            EXHIBIT A TO SCHEDULE 13D

                            DATED December 17, 2002

                             JOINT FILING AGREEMENT

     Danielle Auslander, Michelle Auslander, Zachary Auslander, BH Capital Investments, L.P., Alexi Bloom, David Bloom, Howard Bloom, Checco Family Trust, Essex Radez Company, Excalibur Limited Partnership, Ron Foreman, Corinne Freedberg, Howard Freedberg, Philip Freedberg, Ken Grossman, Martin Gurvey, Richard Kushnir, Tamara Kushnir, Rudy Langer, Mark LeBoyer, Millenium Trust, Judd Mills, Mills Investment Corp., the Morris Trust dated 12/31/92, Marge Root, Jeff Silverman, Ken Silverman, Morris Silverman, the Silverman Trust, Betty Sobelman, Emanuel Tabachnik, J. Virgil Waggoner, the Wiselman Irrevocable Trust, Joan Witt, Marshall Witzel, Steve Witzel and Kitty Wood (each, a "Filing Person") hereby agree that the Amendment to Schedule 13D to which this statement is attached is filed on behalf of each Filing Person and that any amendments to this Amendment to Schedule 13D may be filed on behalf of each Filing Person.

December 17, 2002

Signature Pages To Follow

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                                   Danielle Auslander Custodianship Account

                                   By:  /s/ Roberta Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   Michelle Auslander Custodianship Account

                                   By:  /s/ Roberta Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   Zachary Auslander Custodianship Account

                                   By:  /s/ Nathan Auslander
                                        ----------------------------------------

                                   Its: Trustee

                                   BH Capital Investments, L.P., an Ontario,
                                   Canada limited partnership

                                   By:  /s/ Henry Brachfeld
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   /s/ Alexi Bloom
                                   ---------------------------------------------
                                   Alexi Bloom

                                   /s/ David Bloom
                                   ---------------------------------------------
                                   David Bloom

                                   /s/ Howard Bloom
                                   ---------------------------------------------
                                   Howard Bloom

                                   Checco Family Trust

                                   By:  /s/ James Checco
                                        ----------------------------------------

                                   Its: Trustee

                                   Essex Radez Company

                                   By:  /s/ Steve Radez
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   Excalibur Limited Partnership, an Ontario,
                                   Canada limited partnership

                                   By:  /s/ William Hechter
                                        ----------------------------------------

                                   Its: Director
                                        ----------------------------------------

                                   /s/ Ron Foreman
                                   ---------------------------------------------
                                   Ron Foreman

                                   /s/ Corinne Freedberg
                                   ---------------------------------------------
                                   Corinne Freedberg

                                   /s/ Howard Freedberg
                                   ---------------------------------------------
                                   Howard Freedberg

                                   /s/ Philip Freedberg
                                   ---------------------------------------------
                                   Philip Freedberg

                                   /s/ Ken Grossman
                                   ---------------------------------------------
                                   Ken Grossman

                                   /s/ Martin Gurvey
                                   ---------------------------------------------
                                   Martin Gurvey

                                   /s/ Richard Kushnir
                                   ---------------------------------------------
                                   Richard Kushnir

                                   /s/ Tamara Kushnir
                                   ---------------------------------------------
                                   Tamara Kushnir

                                   /s/ Rudy Langer
                                   ---------------------------------------------
                                   Rudy Langer

                                   /s/ Mark LeBoyer
                                   ---------------------------------------------
                                   Mark LeBoyer

                                   Millenium Trust

                                   By:  /s/ Craig Rappin
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Judd Mills
                                   ---------------------------------------------
                                   Judd Mills

                                   Mills Investment Corp.

                                   By:  /s/ Steven Mills
                                        ----------------------------------------

                                   Its: President
                                        ----------------------------------------

                                   Morris Trust dated 12/31/92

                                   By:  /s/ Morris Weiser
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Marge Root
                                   ---------------------------------------------
                                   Marge Root

                                   /s/ Jeff Silverman
                                   ---------------------------------------------
                                   Jeff Silverman

                                   /s/ Ken Silverman
                                   ---------------------------------------------
                                   Ken Silverman

                                   /s/ Morris Silverman
                                   ---------------------------------------------
                                   Morris Silverman

                                   The Silverman Family Trust dated 12/13/90

                                   By:  /s/ Morris Silverman
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Betty Sobelman
                                   ---------------------------------------------
                                   Betty Sobelman

                                   /s/ Emanuel Tabachnik
                                   ---------------------------------------------
                                   Emanuel Tabachnik

                                   /s/ J. Virgil Waggoner
                                   ---------------------------------------------
                                   J. Virgil Waggoner

                                   Wiselman Irrevocable Trust

                                   By:  /s/ Lori Komisar
                                        ----------------------------------------

                                   Its: Trustee

                                   /s/ Joan Witt
                                   ---------------------------------------------
                                   Joan Witt

                                   /s/ Marshall Witzel
                                   ---------------------------------------------
                                   Marshall Witzel

                                   /s/ Steve Witzel
                                   ---------------------------------------------
                                   Steve Witzel

                                   /s/ Kitty Wood
                                   ---------------------------------------------
                                   Kitty Wood